EXHIBIT 21



                                TANDYCRAFTS, INC.


        Significant Subsidiaries of Tandycrafts, Inc. as of June 30, 1994


                                                             Jurisdiction
                                                                 of
     Subsidiary's Legal Name    Doing Business As           Incorporation
     -----------------------    -----------------           -------------

     Casual Concepts, Inc.      Cargo Furniture & Accents   Texas, U.S.A.
     Development Association,
      Inc.                      Joshua's Christian Stores   Texas, U.S.A.
     Sav-On, Inc.               Sav-On Discount Office
                                  Supplies                  Texas, U.S.A.
     Nocona Belt Company                                    Texas, U.S.A.
     David James
       Manufacturing, Inc.      David James Fashions        Texas, U.S.A.
     Brand Name Apparel, Inc.   The Leather Factory         Texas, U.S.A.
     TAC Holdings, Inc.                                     Delaware, U.S.A.
     PLC Leather Company        Prestige Leather Creations  Nevada, U.S.A.
     TandyArts, Inc.            Impulse Designs             Nevada, U.S.A.
     College Flags and
      Manufacturing
      Company, Inc.             College Flags/TAG Express   South Carolina,
                                                               U.S.A.
     Hermitage Fine Arts, Inc.  Hermitage Fine Arts         Nevada, U.S.A.


     Each of the corporations listed is a direct subsidiary of Tandycrafts, Inc., which owns 100% of the voting securities of each, except for TAC Holdings, Inc. which is 100% owned by Tandycrafts, Inc. and its various subsidiaries, and Hermitage Fine Arts, Inc., which is 100% owned by TandyArts, Inc. Each of the above subsidiaries is included in the Tandycrafts, Inc. Consolidated Financial Statements for fiscal 1994.